EXHIBIT (S)(2)
The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS]
PROSPECTUS SUPPLEMENT
(to Prospectus dated      , 2012)
Shares
Horizon Technology Finance Corporation
Preferred Stock
Liquidation Preference $        per share
     We are a non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Our investment objective is to maximize our investment portfolio’s return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such loans. We make secured loans to development-stage companies in the technology, life science, healthcare information and services and cleantech industries.
     All of the            shares of Series [        ] preferred stock (the “preferred stock”) offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $        per share, and the shares of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [        ] preferred stock on         [so that trading on the exchange will begin within            days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on      , the underwriters do not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on      , an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on      , holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference.] The trading symbol for our preferred stock will be “         ”.]
     Investing in our preferred stock involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our stock, including “Risk Factors — Risks Related to Offerings Under This Prospectus — Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value, and we cannot assure you that the market price of our stock will not decline following an offering” beginning on page [31] of the accompanying prospectus.
     This prospectus supplement contains important information you should know before investing in our preferred stock. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, Attention: Investor Relations, or by calling us collect at (860) 676-8654. The SEC also maintains a website at http://www.sec.gov that contains such information.

     Investing in our preferred stock is highly speculative and involves a high degree of risk, and you could lose your entire investment if any of the risks occur. For more information regarding these risks, please see “Risk Factors” beginning on page [ ] of this prospectus supplement and page [ ] of the accompanying prospectus. The individual securities in which we invest will not be rated by any rating agency. If they were, they would be rated as below investment grade or “junk.” Indebtedness of below investment grade quality has predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds to us (before expenses)	$	$
     [In addition, the underwriters may purchase up to an additional            shares of preferred stock at the public offering price, less the sales load payable by us to cover overallotments, if any, within            days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $        , and total proceeds, before expenses, will be $        .]
     The underwriters are offering the preferred stock as set forth in “Underwriting.” Delivery of the shares will be made on or about      , 2012.
The date of this prospectus supplement is      , 2012

ABOUT THIS PROSPECTUS SUPPLEMENT
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus, respectively. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted.
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our preferred stock.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY
     This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. You should read the accompanying prospectus and this prospectus supplement carefully, including “Risk Factors,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements contained in this prospectus supplement and/or the accompanying prospectus.
     Horizon Technology Finance Corporation, a Delaware corporation, was formed on March 16, 2010 for the purpose of acquiring, continuing and expanding the business of its wholly-owned subsidiary, Compass Horizon Funding Company LLC, a Delaware limited liability company, which we refer to as “Compass Horizon,” raising capital in its initial public offering, or IPO, and operating as an externally managed BDC under the 1940 Act. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “Company” refer to Compass Horizon and its consolidated subsidiary prior to our IPO and to Horizon Technology Finance Corporation and its consolidated subsidiaries after the IPO. In addition, we refer to Horizon Technology Finance Management LLC, a Delaware limited liability company, as “HTFM,” our “Advisor” or our “Administrator.”
Our Company
     We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and cleantech industries (collectively, our “Target Industries”). Our investment objective is to generate current income from the loans we make and capital appreciation from the warrants we receive when making such loans. We make secured loans (“Venture Loans”) to companies backed by established venture capital and private equity firms in our Target Industries whereby the equity capital investment supports the loan by initially providing a source of cash to fund the portfolio company’s debt service obligations (“Venture Lending”). Venture Lending is typically characterized by, among other things, (i) the making of a secured loan after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (ii) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (iii) the relatively rapid amortization of the Venture Loan, and (iv) the lender’s receipt of warrants or other success fees with the making of the Venture Loan. We also selectively lend to publicly traded companies in our Target Industries.
     We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. The amount of leverage that we employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing.
     We have elected to be treated for federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code (the “Code”). As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders if we meet certain source-of-income, distribution, asset diversification and other requirements.
     We are externally managed and advised by our Advisor. Our Advisor manages our day-to-day operations and also provides all administrative services necessary for us to operate.
Our Advisor
     Our investment activities are managed by our Advisor and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our diversified portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation by our Advisor of the Company, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.
     Our Advisor is led by five senior managers, including its two co-founders, Robert D. Pomeroy, Jr., our Chief Executive Officer, and Gerald A. Michaud, our President. The other senior managers include Christopher M. Mathieu, our Senior Vice President and Chief Financial Officer, John C. Bombara, our Senior Vice President, General Counsel and Chief Compliance Officer, and Daniel S. Devorsetz, our Senior Vice President and Chief Credit Officer.
Our Strategy
     Our investment objective is to maximize our investment portfolio’s total return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such loans. To further implement our business strategy, our Advisor will continue to employ the following core strategies:
•	Structured Investments in the Venture Capital and Private Equity Markets. We make loans to development-stage companies within our Target Industries typically in the form of secured amortizing loans. The secured amortizing debt structure provides a lower risk strategy, as compared to equity investments, to participate in the emerging technology markets because the debt structures we typically utilize provide collateral against the downside risk of loss, provide return of capital in a much shorter timeframe through current pay interest and amortization of loan principal and have a senior position in the capital structure to equity in the case of insolvency, wind down or bankruptcy. Unlike venture capital and private equity investments, our investment returns and return of our capital do not require equity investment exits such as mergers and acquisitions or initial public offerings. Instead, we receive returns on our loans primarily through regularly scheduled payments of principal and interest and, if necessary, liquidation of the collateral supporting the loan. Only the potential gains from warrants are dependent upon exits.

•	“Enterprise Value” Lending. We and our Advisor take an enterprise value approach to the loan structuring and underwriting process. We secure a senior or subordinated lien position against the enterprise value of a portfolio company.

•	Creative Products with Attractive Risk-Adjusted Pricing. Each of our existing and prospective portfolio companies has its own unique funding needs for the capital provided from the proceeds of our Venture Loans. These funding needs include, but are not limited to, funds for additional development runways, funds to hire or retain sales staff or funds to invest in research and development in order to reach important technical milestones in advance of raising additional equity. Our loans include current pay interest, commitment fees, final payments, pre-payment fees and non-utilization fees. We believe we have developed pricing tools, structuring techniques and valuation metrics that satisfy our portfolio companies’ requirements while mitigating risk and maximizing returns on our investments.

•	Opportunity for Enhanced Returns. To enhance our loan portfolio returns, in addition to interest and fees, we obtain warrants to purchase the equity of our portfolio companies as additional consideration for making loans. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies has allowed us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate higher returns for our investors.

•	Direct Origination. We originate transactions directly with technology, life science, healthcare information and services and cleantech companies. These transactions are referred to our Advisor from a number of sources, including referrals from, or direct solicitation of, venture capital and private equity firms, portfolio company management teams, legal firms, accounting firms, investment banks and other lenders that represent companies within our Target Industries. Our Advisor has been the sole or lead originator in substantially all transactions in which the funds it manages have invested.

•	Disciplined and Balanced Underwriting and Portfolio Management. We use a disciplined underwriting process that includes obtaining information validation from multiple sources, extensive knowledge of our Target Industries, comparable industry valuation metrics and sophisticated financial analysis related to development-stage companies. Our Advisor’s due diligence on investment prospects includes obtaining and evaluating information on the prospective portfolio company’s technology, market opportunity, management team, fund raising history, investor support, valuation considerations, financial condition and projections. We seek to balance our investment portfolio to reduce the risk of down market cycles associated with any particular industry or sector, development-stage or geographic area. Our Advisor employs a “hands on” approach to portfolio management requiring private portfolio companies to provide monthly financial information and to participate in regular updates on performance and future plans.

•	Use of Leverage. We currently use leverage to increase returns on equity through revolving credit facilities provided by WestLB AG (the “WestLB Facility”) and Wells Fargo Capital Finance, LLC (the “Wells Facility” and collectively with the WestLB Facility, the “Credit Facilities”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in this prospectus supplement. In addition, we may issue debt securities and preferred stock in one or more series in the future. The specific terms of each series of debt securities we publicly offer will be described in the particular prospectus supplement relating to that series and the particular terms of any preferred stock we offer will be described in the prospectus supplement relating to such preferred stock shares. See “Description of Debt Securities That We May Issue” and “Description of Preferred Stock That We May Issue” in the accompanying prospectus for additional information on the debt securities and preferred stock we may issue.
Market Opportunity
     We focus our investments primarily in four key industries of the emerging technology market: technology, life science, healthcare information and services and cleantech. The technology sectors we focus on include communications, networking, wireless communications, data storage, software, cloud computing, semiconductor, internet and media and consumer-related technologies. The life science sectors we focus on include biotechnology, drug delivery, bioinformatics and medical devices. The healthcare information and services sectors we focus on include diagnostics, medical record services and software and other healthcare related services and technologies that improve efficiency and quality of administered healthcare. The cleantech sectors we focus on include alternative energy, water purification, energy efficiency, green building materials and waste recycling.
     We believe that Venture Lending has the potential to achieve enhanced returns that are attractive notwithstanding the high degree of risk associated with lending to development-stage companies. Potential benefits include:
•	interest rates that typically exceed rates that would be available to portfolio companies if they could borrow in traditional commercial financing transactions;

•	the loan support provided by cash proceeds from equity capital invested by venture capital and private equity firms;

•	relatively rapid amortization of loans;

•	senior ranking to equity and collateralization of loans to minimize potential loss of capital; and

•	potential equity appreciation through warrants.
     We believe that Venture Lending also provides an attractive financing source for portfolio companies, their management teams and their equity capital investors, as it:
•	is typically less dilutive to the equity holders than additional equity financing;

•	extends the time period during which a portfolio company can operate before seeking additional equity capital or pursuing a sale transaction or other liquidity event; and

•	allows portfolio companies to better match cash sources with uses.
Competitive Strengths
     We believe that we, together with our Advisor, possess significant competitive strengths, which include the following:

•	Consistently Execute Commitments and Close Transactions. Our Advisor and its senior management and investment professionals have an extensive track record of originating, underwriting and closing Venture Loans. Our Advisor has directly originated, underwritten and managed more than 130 Venture Loans with an aggregate original principal amount over $800 million since it commenced operations in 2004. In our experience, prospective portfolio companies prefer lenders that have demonstrated their ability to deliver on their commitments.

•	Robust Direct Origination Capabilities. Our Advisor’s managing directors each have significant experience originating Venture Loans in our Target Industries. This experience has given each managing director a deep knowledge of our Target Industries and an extensive base of transaction sources and references. Our Advisor’s brand name recognition in our market has resulted in a steady flow of high quality investment opportunities that are consistent with the strategic vision and expectations of our Advisor’s senior management.

•	Highly Experienced and Cohesive Management Team. Our Advisor has had the same senior management team of experienced professionals since its inception. This consistency allows companies, their management teams and their investors to rely on consistent and predictable service, loan products and terms and underwriting standards.

•	Relationships with Venture Capital and Private Equity Investors. Our Advisor has developed strong relationships with venture capital and private equity firms and their partners. The strength and breadth of our Advisor’s venture capital and private equity relationships would take considerable time and expense to develop.

•	Well-Known Brand Name. Our Advisor has originated Venture Loans to more than 130 companies in our Target Industries under the “Horizon Technology Finance” brand. Each of these companies is backed by one or more venture capital or private equity firms. We believe that the “Horizon Technology Finance” brand, as a competent, knowledgeable and active participant in the Venture Lending marketplace, will continue to result in a significant number of referrals and prospective investment opportunities in our Target Industries.
Risk Factors
     The values of our assets, as well as the market price of our shares, fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in us involves other risks, including the following:
•	We have a limited operating history and may not be able to achieve our investment objective or generate sufficient revenue to make or sustain distributions to our stockholders and your investment in us could decline substantially;

•	We and our Advisor have limited experience operating under the constraints imposed on a BDC or managing an investment company, which may affect our ability to manage our business and impair your ability to assess our prospects;

•	We are dependent upon key personnel of our Advisor and our Advisor’s ability to hire and retain qualified personnel;

•	We operate in a highly competitive market for investment opportunities, and if we are not able to compete effectively, our business, results of operations and financial condition may be adversely affected and the value of your investment in us could decline;

•	If we are unable to satisfy the requirements under the Code for qualification as a RIC, we will be subject to corporate-level federal income tax;

•	Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital, which may expose us to additional risks;

•	We have not yet identified many of the potential investment opportunities for our portfolio that we will invest in with the proceeds of an offering under this registration statement;

•	If our investments do not meet our performance expectations, you may not receive distributions;

•	Most of our portfolio companies will need additional capital, which may not be readily available;

•	Economic recessions or downturns could adversely affect our business and that of our portfolio companies which may have an adverse effect on our business, results of operations and financial condition;

•	Our investment strategy focuses on investments in development-stage companies in our Target Industries, which are subject to many risks, including volatility, intense competition, shortened product life cycles and periodic downturns, and would be rated below “investment grade”;

•	We cannot assure you that the market price of shares of our common stock will not decline following an offering;

•	Subsequent sales in the public market of substantial amounts of our common stock (by the selling stockholder[s]) may have an adverse effect on the market price of our common stock and the registration of a substantial amount of insider shares, whether or not actually sold, may have a negative impact on the market price of our common stock;

•	Our common stock price may be volatile and may decrease substantially;

•	We may allocate the net proceeds from an offering in ways with which you may not agree;

•	Investors in offerings of our common stock may incur immediate dilution upon the closing of such offering;

•	If we sell common stock at a discount to our net asset value per share, stockholders who do not participate in such sale will experience immediate dilution in an amount that may be material;

•	There is a risk that investors in our equity securities may not receive dividends or that our dividends may not grow over time, and a portion of distributions paid to you may be a return of capital;

•	The securities in which we invest generally will have no market price and value them based on estimates. Our valuations are inherently uncertain and may differ materially from the values that would be assessed if a ready market for these securities existed;

•	The trading market or market value of publicly issued debt securities that we may issue may fluctuate;

•	Terms relating to redemption may materially adversely affect return on any debt securities that we may issue;

•	Our credit ratings may not reflect all risks of an investment in any debt securities that we may issue;

•	Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value, and we cannot assure you that the market price of our common stock will not decline following an offering; and

•	Stockholders will experience dilution in their ownership percentage if they do not participate in our dividend reinvestment plan.

     See “Risk Factors” beginning on page [ ] of this prospectus supplement and page [ ] of the accompanying prospectus and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in shares of our securities.
Recent Developments
     [Insert description of recent developments at time of offering.]
Company Information
     Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechnologyfinancecorp.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

THE OFFERING

Shares of Series [ ] Preferred Stock Offered by Us	shares, excluding shares of preferred stock issuable pursuant to the overallotment option granted to the underwriters.

Shares of Series [ ] Preferred Stock Outstanding after this Offering	shares, excluding shares of preferred stock issuable pursuant to the overallotment option granted to the underwriters.

Use of Proceeds	We intend to use the net proceeds from selling our securities to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and accompanying prospectus and for working capital and general corporate purposes.

Dividend Rate	% per annum

Dividend Payment Dates	, , and of each year, commencing on ,

Record Dates	, , and

[ ] symbol	” ”

Liquidation Preference	The liquidation preference of our preferred stock is $ per share.

Restrictions on Dividend, Redemption and Other Payments	No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Optional Redemption	The preferred stock may be redeemed, in whole or in part, at any time after , at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Redemption at the Option of the Holder	On and after , , each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.

Voting Rights	Voting rights associated with the preferred stock are described under the heading “Description of Preferred Stock—Voting Rights.”

Rating	The preferred stock is not rated.

Conversion	[Describe any applicable conversion provisions set forth in the Certificate of Designations.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designations.]

Material United States Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

RISK FACTORS
     Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.
     [Market yields may increase, which would result in a decline in the price of our preferred stock.
     The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields. The market yields on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of Preferred Stock—Dividends.”]
     [Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering.
     We cannot assure you that a trading market will develop for our preferred stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to         days from the date of this prospectus supplement, the preferred stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in our preferred stock. Consequently, an investment in our preferred stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop during this period. If a secondary market does develop during this period, holders of our preferred stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list our preferred stock on          [so that trading on the exchange will begin within            days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the preferred stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the preferred stock is listed on            as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]]
     [The preferred stock are unrated securities.
     We do not intend to have the preferred stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the preferred stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]
     [The preferred stock will be subordinate to the rights of holders of senior indebtedness.
     While holders of our preferred stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our preferred stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the preferred stock.]
     [Insert any additional relevant risk factors not included in the base prospectus.]

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	our future operating results, including the performance of our existing loans and warrants;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our Advisor;

•	the impact of increased competition;

•	the impact of investments we intend to make and future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the projected performance of other funds managed by our Advisor;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	our regulatory structure and tax status;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;

•	the ability of our portfolio companies to achieve their objectives;

•	our ability to cause a subsidiary to become a licensed SBIC;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our Advisor;

•	our contractual arrangements and relationships with third parties;

•	our ability to access capital and any future financings by us;

•	the ability of our Advisor to attract and retain highly talented professionals; and

•	the impact of changes to tax legislation and, generally, our tax position.
     This prospectus supplement, the accompanying prospectus and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “plan,” “potential,” “project,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
     Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) or Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement, the accompanying prospectus or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS
     We estimate that net proceeds we will receive from the sale of            shares of our preferred stock in this offering will be approximately $         million (or approximately $         million if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $        per share, after deducting the underwriting discounts and commissions of $         million (or approximately $         million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $         payable by us.
     We intend to use the net proceeds from the sale of our preferred stock for investment in portfolio companies in accordance with our investment objective and strategies and for working capital and general corporate purposes. We estimate that it will take up to [ ] months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus supplement, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurances that we will be able to achieve this goal. Pending such use, we will invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. Government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF PREFERRED STOCK
     The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our certificate of incorporation and the Certificate of Designations setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designations is attached as Appendix A to this prospectus supplement.
General
     At the time of issuance the preferred stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The preferred stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.
Dividends
     Holders of our preferred stock are entitled to receive dividends per shares in an amount equal to      % per annum, or the dividend rate. Dividends will be payable quarterly in arrears          on      ,        ,         ,        ,         , and         ,         (each, a “Dividend Payment Date”), commencing on      , to holders of record as of the immediately preceding         ,        ,         and         . [In addition, in the event a cash dividend or other distribution in cash is declared on our common stock, holders of our preferred stock will be entitled to receive an additional amount equal to the liquidation preference divided by         , as may be adjusted from time to time, times the cash amount per share distributed or to be distributed in respect of our common stock.]
     Dividends payable at the dividend rate will begin to accrue and be cumulative from         ,        , whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e. no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the preferred stock on any Dividend Payment Date shall be payable to holders of record of the preferred stock as they appear on the stock register of the Company on the record date for such dividend.
     Dividends on our preferred stock will be computed on the basis of a [360-day year consisting of twelve 30-day months]. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a [360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month].
     Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by the board of directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.
     We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.
Voting Rights
     Except for matters that do not require the vote of holders of the preferred stock under the 1940 Act and except as otherwise provided in the certificate of incorporation or bylaws, in the Certificate of Designation or as otherwise required by applicable law, (1) each holder of preferred stock will be entitled to one vote for each share of preferred stock held on each matter submitted to a vote of stockholders of the Company and (2) the holders of outstanding preferred stock and shares of common stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the preferred stock, voting as a separate class, will have the right to elect [two] members of the board of directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of preferred stock, voting together as a single class, will elect the remaining members of the board of directors.
     In addition, in the event that dividends on the preferred stock are unpaid in an amount equal to two full years’ dividends on the preferred stock, we will increase the size of our board of directors such that the holders of the preferred stock, voting as a separate class, will have the ability to elect a majority of the members of the board of directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the board of directors shall be decreased and the term of such additional directors shall terminate.
     During the period in which any shares of preferred stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of preferred stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:
•	amend, alter or repeal any of the preferences, rights or powers of the preferred stock so as to affect materially and adversely such preferences, rights or powers [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the Series [ ] preferred stock; (ii) creates, alters or abolishes any right in respect of redemption of the Series [ ] preferred stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the Series [ ] preferred stock)]; or

•	create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the preferred stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the preferred stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the preferred stock (except that, notwithstanding the foregoing, the board of directors, without the vote or consent of the holders of the shares of Series [ ] preferred stock may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of preferred stock ranking on a parity with the Series [ ] preferred stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional Series [ ] preferred stock, including shares previously purchased or redeemed by the Company); provided that any such class of Capital Stock shall be created, authorized or issued only to the extent permitted by the 1940 Act).
     The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of preferred stock , voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.
Redemption
     Optional Redemption. The preferred stock may be redeemed, in whole or in part, at any time after      ,        , at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of preferred stock redeemed during the         -month period commencing on            of the years set forth below:
Year Applicable Percentage
     Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the preferred stock will have the right to

require us to repurchase all or any part of the holder’s preferred stock at a purchase price per share equal to      % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.
     On and after      ,        , each holder of the preferred stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder’s preferred stock at a purchase price equal to      % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.
     Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the Certificate of Designation, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least            days and not more than            days before the date fixed for redemption.
Liquidation
     Upon any liquidation, dissolution or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our preferred stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders on a pro rata basis.
     If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the preferred stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].
Modification
     Without the consent of any holders of the preferred stock, we, when authorized by resolution of the board of directors may amend or modify these terms of the preferred stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the Certificate of Designation, make any other provisions with respect to matters or questions arising under these terms of the preferred stock that are not inconsistent with the provisions in the Certificate of Designation.

CAPITALIZATION
     The following table sets forth:
•	our actual capitalization as of , 20 ; and

•	our pro forma capitalization to give effect to the sale of shares of preferred stock in this offering based on the public offering price of $ per share, after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $ payable by us.

	As of	, 20
	Actual	Pro Forma
(dollars in thousands)
Assets:
Cash and cash equivalents	$	$
Investment at par value
Other assets
Total assets

Liabilities:
Debt
Other liabilities
Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, [ ] shares issued and outstanding [ ] shares issued and [ ] outstanding, pro forma
Preferred stock, par value $0.001 per share; [ ] shares authorized, [ ] shares issued and outstanding [ ] shares issued and outstanding, pro forma
Paid in capital in excess of par
Capital distributions in excess of net investment income
Net unrealized appreciation on investments
Net realized gains (losses) on investments
Total stockholders’ equity
Net asset value per common share

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     In this section, except where the context suggests otherwise, the terms “we,” “us,” “our” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation and its consolidated subsidiaries. The information contained in this section should be read in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. For periods prior to October 28, 2010, the consolidated financial statements and related footnotes reflect the performance of our predecessor, Compass Horizon, and its wholly owned subsidiary, Horizon Credit I LLC, both of which were formed in January 2008 and commenced operations in March 2008. Amounts are stated in thousands, except shares and per share data and where otherwise noted. Our actual results could differ materially from those anticipated by forward-looking information due to factors discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and accompanying prospectus.
[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q prior to offering.]

UNDERWRITING
     We are offering the preferred stock described in this prospectus supplement and the accompanying prospectus through a number of underwriters.          and          are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of preferred stock listed next to its name in the following table:

Number of
Underwriter	Shares
     The underwriters are committed to purchase all of the shares of preferred stock offered by us if they purchase any preferred stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.
[Overallotment Option
     The underwriters have an option to buy up to            additional shares of preferred stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of preferred stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.]
     The underwriters propose to offer the shares of preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $           per share of preferred stock. Any such dealers may resell shares of preferred stock to certain other brokers or dealers at a discount of up to $           per share of preferred stock from the public offering price. After the public offering of the preferred stock, the offering price and other selling terms may be changed by the underwriters. Sales of preferred stock made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of      % of the shares of preferred stock offered in this offering.
Commissions and Discounts
     The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us per share. The underwriting fee is $  per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total
	Without	Without
	Over-	Over-	With
	Allotment	Allotment	Over-Allotment
Public offering price	$	$	$
Sales load (underwriting discounts and commissions)	$	$	$
Proceeds to us before expenses	$	$	$

     We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $          , or approximately $           per share excluding the overallotment and approximately $           per share including the overallotment.
[Lock-Up Agreements
     During the period from the date of this prospectus supplement continuing through the date days after the date of this prospectus, we, our Advisor, our officers and directors and certain of our affiliates, have agreed with the representatives of the underwriters, subject to certain exceptions, not to:
(1)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, or

(2)	enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any common stock or any securities convertible into or exercisable or exchangeable for any common stock.
     Moreover, if (1) during the last 17 days of such -day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of such -day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of such -day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless the representatives of the underwriters waive, in writing, such extension.]
Price Stabilizations and Short Positions
     In connection with this offering,          and          , on behalf of the underwriters, may purchase and sell securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of securities in excess of the number of securities required to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ overallotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the overallotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. The underwriters may also make “naked” short sales, or sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while this offering is in progress for the purpose of fixing or maintaining the price of the securities.
     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.
     Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on            or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.
     In connection with this offering, the underwriters may engage in passive market making transactions in our securities on            in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of securities and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Additional Underwriter Compensation
     Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]
Sales Outside the United States
     No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our preferred stock, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the preferred stock in any jurisdiction where action for that purpose is required. Accordingly, our shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
     Each of the underwriters may arrange to sell our preferred stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.
     [Insert applicable legends for jurisdictions in which offers and sales may be made.]
Electronic Delivery
     The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of securities for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
     We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $         .
     We and our Advisor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
     The principal business addresses of the underwriters are: .
LEGAL MATTERS
     Certain legal matters regarding the shares offered by this prospectus supplement will be passed upon for us by Squire Sanders (US) LLP. Certain legal matters in connection with the shares offered hereby will be passed upon for the underwriters by          .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our consolidated financial statements as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009, and the period from March 4, 2008 (inception) through December 31, 2008 appearing in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.
AVAILABLE INFORMATION
     We have filed with the SEC a registration statement, of which this prospectus supplement forms a part, on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the preferred stock offered by this prospectus. The registration statement contains additional information about us and our shares of preferred stock being offered by this prospectus supplement and the accompanying prospectus.
     As a public company, we file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.